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                                                                    EXHIBIT 2(D)
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THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT
BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED WITHOUT BEING SO REGISTERED OR QUALIFIED UNLESS AN EXEMPTION OR EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS ARE AVAILABLE.


                                     WARRANT
                                     -------

                        TO PURCHASE 630,080 COMMON SHARES

                                       OF

                             EMPIRE BANC CORPORATION


         This is to certify that, for value received, HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation ("Huntington"), is entitled to purchase from EMPIRE BANC CORPORATION, a Michigan corporation ("Empire"), at any time on or after the date hereof, an aggregate of up to 630,080 common shares, without par value, of Empire ("Empire Common"), at a price of $29.00 per share (the "Exercise Price"), subject to the terms and conditions of this Warrant and a certain Warrant Purchase Agreement, of even date herewith, between Huntington and Empire (the "Warrant Purchase Agreement"). The number of shares of Empire Common which may be received upon the exercise of this Warrant and the Exercise Price are subject to adjustment from time to time as hereinafter set forth. The terms and conditions set forth in this Warrant and the Warrant Purchase Agreement shall be binding upon the respective successors and assigns of both of the parties hereto. This Warrant is issued in connection with a certain Agreement and Plan of Merger, dated as of the date hereof, between Huntington and Empire (the "Merger Agreement"), which provides for the merger of Empire into Huntington (the "Merger"), and a certain Supplemental Agreement between Huntington and Empire, which provides certain additional terms and conditions relating to the Merger (the "Supplemental Agreement"). (The Merger Agreement and the Supplemental Agreement are sometimes hereinafter collectively referred to as the "Merger Documents.") All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Merger Documents. The term "Holder" shall mean and refer to Huntington or any successor holder of this Warrant.

         SECTION 1. EXERCISE OF THE WARRANT.

                  (a) The Holder will not exercise this Warrant unless it has obtained all required approvals, if any, of appropriate regulatory authorities having jurisdiction, including the Federal Reserve Board, pursuant to all applicable laws and regulations. Further, subject to the terms and conditions set forth in this Warrant and in the Warrant Purchase Agreement and the provisions of applicable law, the Holder will not exercise this Warrant without the written consent of Empire except upon the occurrence of any of the following events (a "Triggering Event"):

         (1) any material, willful, and intentional breach of the Merger Documents by Empire that would permit Huntington to terminate the Merger Documents (A) occurring after the receipt by Empire after February 4, 2000, of a proposal to engage in an Acquisition Transaction, (B) occurring after the announcement by any other Person of an intention to engage in an Acquisition Transaction, or (C) in anticipation and for the purpose of engaging in an Acquisition Transaction;

         (2) (A) a proposal to engage in an Acquisition Transaction is submitted to and approved by the shareholders of Empire at any time prior to January 31, 2001, or (B) a Tender Offer is commenced and the transactions contemplated in the Tender Offer are completed in such a manner that the Person making the Tender Offer acquires beneficial ownership of more

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                  than 20 percent of the capital stock or any other class of voting securities of Empire, and the Merger is not consummated prior to January 31, 2001; or

         (3) (A) a proposal to engage in an Acquisition Transaction is received by Empire after February 4, 2000, or a Tender Offer is made directly to the shareholders of Empire or the intention of making an Acquisition Transaction or a Tender Offer is announced at any time prior to the holding of the Empire Shareholders' Meeting; (B) the Board of Directors of Empire (1) fails to recommend to the shareholders of Empire that they vote their shares of Empire Common in favor of the approval of the Merger, (2) withdraws such recommendation previously made, (3) fails to solicit proxies of shareholders of Empire to approve the Merger, or (4) fails to hold the Empire Shareholders' Meeting; and (C) the Merger is not consummated by January 31, 2001.

                  (b) Notwithstanding the foregoing, this Warrant shall not be exercisable in the event of the failure to consummate the Merger solely as a result of any of the following: (1) the failure of any Regulatory Authority to provide any required Consent to the Merger, which failure was not the result of the existence of the Acquisition Proposal or a breach by Empire of any of its obligations under any of the Merger Documents; or (2) the Merger Documents are terminated pursuant to Section 9.1 of the Supplemental Agreement, unless the event giving rise to the right to terminate is preceded by a Triggering Event or the receipt by Empire after February 4, 2000, of an Acquisition Transaction proposal, or the announcement by another Person of a proposal involving an Acquisition Transaction. For purposes of this Section 1, a Tender Offer which is contingent upon the expiration of the Warrant is deemed to commence when it is announced. Empire represents to the Holder that, except with respect to the Merger Documents, there are no proposals or offers to engage in an Acquisition Transaction previously received by Empire which remain outstanding as of the close of business on February 4, 2000. Any breach of this representation by Empire will cause any such proposal or offer, whether in its original form or as amended, to be deemed to be received by Empire after February 4, 2000, for purposes of this Section 1.

                   (c) This Warrant shall be exercised by presentation and surrender hereof to Empire at its principal office accompanied by (1) a written notice of exercise for a specified number of shares of Empire Common, (2) payment to Empire, for the account of Empire, of the Exercise Price for the number of shares specified in such notice, and (3) a certificate of the Holder indicating the Triggering Event that has occurred which entitles the Holder to exercise this Warrant. The Exercise Price for the number of shares of Empire Common specified in the notice shall be payable in immediately available funds.

                  (d) Upon such presentation and surrender, Empire shall issue promptly (and within three business days if requested by the Holder) to the Holder, or any assignee, transferee, or designee permitted by Section 1(f), the shares to which the Holder is entitled hereunder.

                  (e) If this Warrant should be exercised in part only, Empire shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder. Upon receipt by Empire of this Warrant, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Empire Common issuable upon such exercise, notwithstanding that the stock transfer books of Empire shall then be closed or that certificates representing such shares of Empire Common shall not then be actually delivered to the Holder. Empire shall pay all expenses, and any and all federal, state, and local taxes and other charges that may be payable in connection with the preparation, issue, and delivery of stock certificates under this Section 1 in the name of the Holder or of any assignee, transferee, or designee permitted by
Section 1(f).

                  (f) This Warrant, once exercisable, or any warrant shares acquired by the Holder by its exercise, may be sold or transferred in whole or in part to any person, subject to the receipt by such person of approvals of appropriate regulatory authorities having jurisdiction, including the Federal Reserve Board, pursuant to all applicable laws and regulations, to the extent required.

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         SECTION 2. CERTAIN COVENANTS AND REPRESENTATIONS OF EMPIRE.

                  (a) Empire shall at all times maintain sufficient authorized but unissued shares of Empire Common so that this Warrant may be exercised without additional authorization of the holders of Empire Common, after giving effect to all other options, warrants, convertible securities, and other rights to purchase Empire Common.

                  (b) Empire represents and warrants to the Holder that the shares of Empire Common issued upon an exercise of this Warrant will be duly authorized, fully paid, non-assessable, and subject to no preemptive rights.

                  (c) Empire agrees (1) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution, or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations, or conditions to be observed or performed hereunder by Empire; (2) promptly to take all action as may from time to time be required, including, without limitation (A) complying with all pre-merger notification, reporting, and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder, and (B) in the event, under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), or the Change in Bank Control Act of 1978, or other statute, the prior approval of the Federal Reserve Board or other regulatory agency (collectively, the "Agencies"), is necessary before the Warrant may be exercised or transferred, cooperate fully with the Holder in preparing such applications and providing such information to the Agencies as the Agencies may require in order to permit the Holder to exercise or transfer this Warrant and Empire duly and effectively to issue shares pursuant to the exercise hereof; and (3) promptly to take all action provided herein to protect the rights of the Holder against dilution.

         SECTION 3. FRACTIONAL SHARES. Empire shall not be required to issue fractional shares of Empire Common upon an exercise of this Warrant but shall pay for such fraction of a share in cash or by certified or official bank check at the Exercise Price.

         SECTION 4. EXCHANGE OR LOSS OF WARRANT. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof at the principal office of Empire for other Warrants of different denominations entitling the Holder thereof to purchase in the aggregate the same number of shares of Empire Common purchasable hereunder. The term "Warrant" as used herein includes any warrants for which this Warrant may be exchanged. Upon receipt by Empire of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Warrant, and (in the case of loss, theft, or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, Empire will execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of Empire, whether or not the Warrant so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

         SECTION 5. CERTAIN TRANSACTIONS.

                  (a) In case Empire shall (1) consolidate with or merge into any Person, other than Huntington or one of its Affiliates, and shall not be the continuing or surviving corporation of such consolidation or merger, (2) permit any Person, other than Huntington or one of its Affiliates, to merge into Empire and Empire shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Empire Common shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (3) sell or otherwise transfer all or substantially all of its assets to any Person, other than Huntington or one of its Affiliates, then, and in any such case, the agreement governing such transaction shall make proper provision so that this Warrant shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, a warrant, at the option of the Holder, of either (A) the Acquiring Corporation (as hereinafter defined), (B) any company which controls the Acquiring Corporation, or (C) in the case of a merger described in clause (a)(2) above, Empire, in which case such warrant shall be a newly issued warrant (in any such case, the "Substitute Warrant").

                  (b) For purposes of this Section 5, the following terms have the meanings indicated:

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                           (1) "Acquiring Corporation" shall mean (A) the
         continuing or surviving corporation of a consolidation or merger with Empire (if other than Empire), (B) the corporation merging into Empire in a merger in which Empire is the continuing or surviving person and in connection with which the then outstanding shares of Empire Common are changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (C) the transferee of all or substantially all of Empire's assets;

                           (2) "Substitute Common" shall mean the common stock issued by the issuer of the Substitute Warrant;

                           (3) "Assigned Value" shall mean the Market/Offer Price as determined pursuant to paragraph 7(b) of the Warrant Purchase Agreement; provided, however, that in the event of a sale of all or substantially all of Empire's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Empire as determined by a recognized investment banking firm selected by the Holder, divided by the number of shares of Empire Common outstanding at the time of such sale;

                           (4) "Average Price" shall mean the average closing price of a share of Substitute Common for the one year immediately preceding the consolidation, merger, or sale in question, but in no event higher than the closing price of the shares of Substitute Common on the day preceding such consolidation, merger, or sale; provided that if Empire is the issuer of the Substitute Warrant, the Average Price shall be computed with respect to a share of the common stock issued by the Person merging into Empire or by any company which controls such Person, as the Holder may elect;

                           (5) A "Person" shall mean any individual, firm, corporation, or other entity and include as well any syndicate or group deemed to be a "person" by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; and

                           (6) "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

                  (c) The Substitute Warrant shall have the same terms as this Warrant, provided that, if the terms of the Substitute Warrant cannot, for legal reasons, be the same as this Warrant, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Warrant shall also enter into an agreement with the then Holder of the Substitute Warrant in substantially the same form as the Warrant Purchase Agreement, which shall be applicable to the Substitute Warrant.

                  (d) The Substitute Warrant shall be exercisable for such number of shares of Substitute Common as is equal to the Assigned Value multiplied by the number of shares of Empire Common for which this Warrant is then exercisable, divided by the Average Price. The exercise price of the Substitute Warrant per share of Substitute Common shall be equal to the Exercise Price multiplied by a fraction in which the numerator is the number of shares of Empire Common for which this Warrant is then exercisable and the denominator is the number of shares of Substitute Common for which the Substitute Warrant is exercisable.

         SECTION 6.        RIGHTS OF THE HOLDER; REMEDIES.

                  (a) The Holder shall not, by virtue hereof and prior to the exercise hereof, be entitled to any rights of a holder of Empire Common.

                  (b) Without limiting the foregoing or any remedies available to the Holder, Empire specifically acknowledges that neither Huntington nor any successor Holder of this Warrant would have an adequate remedy at law for any breach of this Warrant and Empire hereby agrees that Huntington and any successor Holder shall be entitled to specific performance of the obligations of Empire hereunder and injunctive relief against actual or threatened violations of the provisions hereof.

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         SECTION 7. ANTIDILUTION PROVISIONS. The number of shares of Empire
Common purchasable upon the exercise hereof shall be subject to adjustment from time to time as provided in this Section 7.

                  (a) In the event that Empire issues any additional shares of Empire Common at any time after the date hereof (including pursuant to stock option plans), the number of shares of Empire Common which can be purchased pursuant to this Warrant shall be increased by an amount equal to 19.9 percent of the additional shares so issued.

                  (b) (1) In the event that, after the date hereof, Empire pays or makes a dividend or other distribution of any class of capital stock of Empire in Empire Common, the number of shares of Empire Common purchasable upon exercise hereof shall be increased by multiplying such number of shares by a fraction of which the denominator shall be the number of shares of Empire Common outstanding at the close of business on the day immediately preceding the date of such distribution and the numerator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following such distribution.

                  (2) In the event that, after the date hereof, outstanding shares of Empire Common are subdivided into a greater number of shares of Empire Common, the number of shares of Empire Common purchasable upon exercise hereof at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in the event that, after the date hereof, outstanding shares of Empire Common are combined into a smaller number of shares of Empire Common, the number of shares of Empire Common purchasable upon exercise hereof at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately decreased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                  (3) The reclassification (including any reclassification upon a merger in which Empire is the continuing corporation) of Empire Common into securities including other than Empire Common shall be deemed to involve a subdivision or combination, as the case may be, of the number of shares of Empire Common outstanding immediately prior to such reclassification into the number of shares of Empire Common outstanding immediately thereafter and the effective date of such reclassification shall be deemed to be the day upon which such subdivision or combination becomes effective, as the case may be, within the meaning of clause (2) above.

                  (c) Whenever the number of shares of Empire Common purchasable upon exercise hereof is adjusted pursuant to paragraph (b) above, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction the numerator of which is equal to the number of shares of Empire Common purchasable prior to the adjustment and the denominator of which is equal to the number of shares of Empire Common purchasable after the adjustment.

                  (d) For the purpose of this Section 7, the term "Empire Common" shall include any shares of Empire of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution, or winding up of Empire and which is not subject to redemption by Empire.

         SECTION 8. NOTICE.

                   (a) Whenever the number of shares of Empire Common for which this Warrant is exercisable is adjusted as provided in Section 7 hereof, Empire shall promptly compute such adjustment and mail to the Holder a certificate, signed by a principal financial officer of Empire, setting forth the number of shares of Empire Common for which this Warrant is exercisable and the adjusted Exercise Price as a result of such adjustment, a brief statement of the facts requiring such adjustment, the computation thereof, and when such adjustment will become effective.

                  (b) Upon the occurrence of a Triggering Event, Empire shall
(1) promptly notify the Holder and/or the "Owner" (as that term is defined in the Warrant Purchase Agreement) of such event, (2) promptly compute the "Warrant Repurchase Price" and the "Warrant Stock Repurchase Price" (as such terms are defined in the Warrant Purchase Agreement), and (3) furnish to the Holder and/or the Owner a certificate, signed by the chief

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financial officer of Empire setting forth the Warrant Repurchase Price and/or the Warrant Stock Repurchase Price and the basis and computation thereof.

                  (c) Upon the occurrence of an event which results in this Warrant becoming convertible into, or exchangeable for, the Substitute Warrant, as provided in Section 5 hereof, Empire and the Acquiring Corporation shall promptly notify the Holder of such event; and, upon receipt from the Holder of its choice as to the issuer of the Substitute Warrant, the Acquiring Corporation shall promptly compute the number of shares of Substitute Common for which the Substitute Warrant is exercisable and furnish to the Holder a certificate, signed by a principal financial officer of the Acquiring Corporation, setting forth the number of shares of Substitute Common for which the Substitute Warrant is exercisable, the Substitute Warrant exercise price, a computation thereof, and when such adjustment will become effective.

         SECTION 9. TERMINATION. This Warrant and the rights conferred hereby shall terminate upon the earliest of (1) six months after the occurrence of a Triggering Event, (2) the Effective Date of the Merger, (3) the date of termination of the Merger Documents unless the event giving rise to the right to terminate is preceded by a Triggering Event or the receipt by Empire, or the announcement by another Person, of a proposal involving an Acquisition Transaction or Tender Offer, or (4) March 31, 2001.

         IN WITNESS WHEREOF, the undersigned has executed this Warrant as of this 4th day of February, 2000.

ATTEST:                                  EMPIRE BANC CORPORATION



By: /s/ William T. Fitzgerald, Jr.       By:/s/ James E. Dutmers, Jr.
    -------------------------------         ------------------------------------
        William T. Fitzgerald, Jr.          James E. Dutmers, Jr.,
Title:     Secretary                        Chairman and Chief Executive Officer
       ----------------------------

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